2825 Airview Boulevard
Kalamazoo, MI 49002
Press release

Date:    May 5, 2022

Stryker announces board changes following Annual Meeting of Shareholders
Kalamazoo, Michigan – May 5, 2022 – Stryker (NYSE: SYK) announced that on May 4, 2022, the company’s board of directors approved board leadership and committee assignment changes, naming Sherilyn S. McCoy to replace Allan C. Golston as Lead Independent Director, and Mary K. Brainerd to replace Ms. McCoy as Chair of the Governance and Nominating Committee.
Mr. Golston has been a member of Stryker’s Board of Directors since 2011 and has served as Lead Independent Director since 2016 and Chair of the Compensation Committee since 2021.
“Allan has provided strong leadership for our independent directors and has helped us build a highly effective and diverse board,” said Kevin A. Lobo, Chair & Chief Executive Officer.
Ms. McCoy has been a member of Stryker’s Board of Directors since 2018 and has served as Chair of the Governance and Nominating Committee since 2019. Ms. Brainerd has been a member of Stryker’s Board of Directors since 2017 and has served on each of the board committees during her tenure.
“We are proud to have independent directors with varied experiences, perspectives and talents serving on our board,” said Mr. Lobo. “Stryker is committed to diversity and board refreshment, including rotation of committee chair assignments, which enhances our ability to support our customers to make healthcare better.”
The board leadership and committee assignments are now as follows below:
•Chair of the Board – Kevin A. Lobo
•Lead Independent Director – Sherilyn S. McCoy
•Audit Committee – Andrew K. Silvernail (Chair), Srikant M. Datar, Lisa M. Skeete Tatum and Rajeev Suri
•Compensation Committee – Allan C. Golston (Chair), Mary K. Brainerd, Giovanni Caforio and Sherilyn S. McCoy
•Governance and Nominating Committee – Mary K. Brainerd (Chair), Giovanni Caforio, Allan C. Golston, Sherilyn S. McCoy and Ronda E. Stryker

About Stryker
Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Medical and Surgical, Neurotechnology, Orthopaedics and Spine that help improve patient and healthcare outcomes. Alongside its customers around the world, Stryker impacts more than 100 million patients annually. More information is available at www.stryker.com.

Contacts

For investor inquiries please contact:
Preston Wells, Vice President, Investor Relations at 269-385-2600 or preston.wells@stryker.com

For media inquiries please contact:
Yin Becker, Vice President, Chief Corporate Affairs Officer at 269-385-2600 or yin.becker@stryker.com